Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated September 21, 2016 with respect to the financial statements of Western Asset Ultra Short Obligations Fund, and Western Asset Short Term Yield Fund, each a series of the Legg Mason Partners Income Trust, as of July 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

New York, New York

November 16, 2016